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                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO       Exhibit 12
                           FROM CONTINUING OPERATIONS
                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)


                                                                        YEAR ENDED
                                        ------------------------------------------------------------------------
                                        December 31,   December 26,   December 27,   December 28,   December 29,
                                            2000           1999           1998           1997           1996
                                        ------------   ------------   ------------   ------------   ------------
FIXED CHARGES COMPUTATION

INTEREST EXPENSE:

     NET INTEREST EXPENSE               $    114,422   $     92,247   $    101,420   $     97,286   $     66,740

     PLUS CAPITALIZED INTEREST                 2,230          5,197          4,516          5,376          6,397
                                        ------------   ------------   ------------   ------------   ------------
          GROSS INTEREST EXPENSE             116,652         97,444        105,936        102,662         73,137

PROPORTIONATE SHARE OF INTEREST
     EXPENSE OF 50% OWNED PERSONS                                                           1,948         17,941

INTEREST COMPONENT OF
     RENT EXPENSE                              8,774          8,229          7,688          6,671          5,787
                                        ------------   ------------   ------------   ------------   ------------

          TOTAL FIXED CHARGES           $    125,426   $    105,673   $    113,624   $    111,281   $     96,865
                                        ============   ============   ============   ============   ============





EARNINGS COMPUTATION

PRETAX EARNINGS                         $    525,290   $    568,015   $    507,916   $    693,852   $    310,209

     ADD: FIXED CHARGES                      125,426        105,673        113,624        111,281         96,865

          LESS: CAPITALIZED INTEREST          (2,230)        (5,197)        (4,516)        (5,376)        (6,397)

    LESS: DISTRIBUTIONS IN EXCESS
                OF (LESS THAN)
                EARNINGS OF INVESTEES         55,315         (8,934)       (16,693)        (7,675)       (12,962)
                                        ------------   ------------   ------------   ------------   ------------

          TOTAL EARNINGS AS ADJUSTED    $    703,801   $    659,557   $    600,331   $    792,082   $    387,715
                                        ============   ============   ============   ============   ============

          RATIO OF EARNINGS
            TO FIXED CHARGES                   5.6:1          6.2:1          5.3:1          7.1:1          4.0:1
                                        ============   ============   ============   ============   ============
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